Exhibit 99.1
Monarch Community Bancorp, Inc. Announces Increase in Quarterly Dividend and Stock Repurchase Plan
COLDWATER, MICHIGAN, February 25, 2008— Monarch Community Bancorp, Inc.,
(NASDAQ Capital Market:MCBF), the holding company for Monarch Community Bank, today announced a quarterly dividend of 9 cents per share. This is a 12.5% increase over the previous dividend of 8 cents per share.
The cash dividend is payable on March 21, 2008 to shareholders of record as of the close of business on March 7, 2008.
The Company also announced that it has completed the repurchase of 253,000 shares in connection with the repurchase plan announced October 19, 2007. With that plan complete the Company further announced its intention to repurchase up to 228,000 shares of its common stock, or approximately 10% of its outstanding shares, in the open market, in block trades or in privately negotiated transactions. These shares will be purchased from time to time thru December 31, 2008 depending upon market conditions. The repurchase program is effective immediately.
Donald L. Denney, President and Chief Executive Officer of the Company, indicated that the Board of Directors has determined that continuing to repurchase shares is a prudent strategy in view of the current price level of the Company’s common stock and the Company’s strong capital position. Mr. Denney stated: “We believe that this repurchase program reflects our commitment to enhance shareholder value”.
Contact:
Donald L. Denney, President and CEO
Phone: (517) 279-3978

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